                             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement
No. 333-14087 on Form N-1A of our reports dated February 16, 2007, relating to the financial statements and financial highlights of Oppenheimer Commodity Strategy Total Return Fund, appearing in the Annual Report on Form
N-CSR of Oppenheimer Commodity Strategy Total Return Fund for the four-month period ended December 31, 2006, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Statement of
Additional Information and "Financial Highlights" in the Prospectus, which are part of such Registration
Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
April 26, 2007